Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TIAA FSB HOLDINGS, INC.

FIRST: The name of the corporation is TIAA FSB Holdings, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1000) shares of Common Stock, with a par value of One Dollar ($1.00).

The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote or consent of the holders of a majority of the stock of the Corporation entitled to vote.

FIFTH: Elections of directors need not be by written ballot. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

SIXTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board of Directors.

SEVENTH: Any action required or permitted to be taken by the Board of Directors or any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent in writing to the adoption of a resolution authorizing such action. Any such resolution and the written consents thereto by the members of the Board of Directors or any committee thereof shall be filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.